SOUTHWEST AIRLINES REPORTS MARCH TRAFFIC

DALLAS, TEXAS – April 7, 2017 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its March and first quarter preliminary traffic statistics.

The Company flew 11.3 billion revenue passenger miles (RPMs) in March 2017, an increase of 3.9 percent from the 10.9 billion RPMs flown in March 2016. Available seat miles (ASMs) increased 4.5 percent to 13.4 billion in March 2017, compared with March 2016 ASMs of 12.9 billion. The March 2017 load factor was 84.1 percent, compared with 84.6 percent in March 2016. Based on these results, the Company continues to estimate its first quarter 2017 operating revenue per ASM (RASM) will decline in the two to three percent range, as compared with first quarter 2016. Bookings and unit revenue trends for second quarter 2017 remain strong.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to the Company's financial outlook and projected results of operations, including specific factors expected to impact the Company’s results of operations. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors, and other factors beyond the Company's control, on the Company's business; (iii) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iv) the impact of governmental regulations and other governmental actions related to the Company's operations; (v) the Company’s dependence on third parties; (vi) the impact of labor matters on the Company's business; and (vii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
www.southwestairlinesinvestorrelations.com
/more

Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

MARCH
	2017	2016	Change
Revenue passengers carried	11,293,513	10,944,627	3.2%
Enplaned passengers	13,591,122	13,113,439	3.6%
Revenue passenger miles (000s)	11,300,137	10,875,078	3.9%
Available seat miles (000s)	13,436,867	12,852,734	4.5%
Load factor	84.1%	84.6%	(0.5) pts.
Average length of haul	1,001	994	0.7%
Trips flown	116,196	113,053	2.8%

FIRST QUARTER
	2017	2016	Change
Revenue passengers carried	29,538,790	28,603,479	3.3%
Enplaned passengers	35,578,350	34,628,441	2.7%
Revenue passenger miles (000s)	29,340,658	28,408,164	3.3%
Available seat miles (000s)	36,699,870	35,268,149	4.1%
Load factor	79.9%	80.5%	(0.6) pts.
Average length of haul	993	993	—
Trips flown	321,790	314,537	2.3%

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